HOLOGIC, INC.
               AMENDMENT NO. 3 TO RIGHTS AGREEMENT

     This Amendment No. 3 (this "Agreement"), dated as of April
25, 1999, to the Rights Agreement dated as of December 22, 1992, as amended on December 13, 1995 and as further amended on December 9, 1996 (the "Rights Agreement"), between Hologic, Inc., a Delaware corporation (the "Company"), and American Stock
Transfer & Trust Company, a New York trust company.

                            RECITALS

     WHEREAS, the Board of Directors of the Company has authorized the Company to enter into a securities purchase agreement (the "Securities Purchase Agreement") dated April 28, 1999 with Sterling Diagnostic Imaging, Inc. a Delaware corporation ("SDI"), pursuant to which the Company will purchase all of the issued and outstanding shares of common stock of DRC Holding Corp., a Delaware corporation.

     WHEREAS, part of the purchase price to be paid by the Company to SDI in connection with the Securities Purchase
Agreement includes the issuance to SDI and certain other nominees of SDI, of an aggregate of 2,500,000 shares of the Company's
Common Stock, $.01 par value.

     WHEREAS, upon issuance of the 2,500,000 shares of the Company's Common Stock, the acquiring entity or entities may acquire more than 15% of the outstanding shares of the Company's
Common Stock.

     WHEREAS, the acquisition of more than 15% of the outstanding shares of the Company's Common Stock would result in the acquiring entity or entities being deemed to be an "Acquiring
Person" under the Rights Agreement, which would trigger certain events pursuant to the terms of the Rights Agreement.

     WHEREAS, the Board of Directors has determined that it is in the best interest of the Company to amend the Rights Agreement so that SDI and certain of its nominees will not become an Acquiring
Person under the Rights Agreement.

     WHEREAS, capitalized terms used but not otherwise defined in this Amendment No. 3 shall have the meanings given them in the Rights Agreement.

     NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Amendment of subparagraph (a) ARTICLE I. Section 1.1.
Subparagraph (a) of ARTICLE I, Section 1.1 is hereby amended and restated so that such subparagraph reads in its entirety as follows:

          "(a) "Acquiring Person" means any Person who is a Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include (i) any Person who shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time hereafter or thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, (ii) any Person who inadvertently acquired Beneficial Ownership of 15% or more of the outstanding shares of Common Stock or otherwise acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek control of the Company and without knowledge that such acquisition would make such Person an Acquiring Person, if, in either case, such Person promptly divests (without exercising or retaining any power, including voting, with respect to such shares) a sufficient number of shares of Common Stock (or securities convertible into Common Stock) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock, after notice by the Company that such Person will be deemed by the Company to be an Acquiring Person unless such Person makes such divestitures, (iii) an underwriter or underwriters which purchase shares of Common Stock in an underwritten public offering with a view to the public distribution of such shares of Common Stock, or
          (iv) Sterling Diagnostic Imaging, Inc., a Delaware corporation, SDI Investments, L.L.C., a Delaware limited liability company ("SDI Investments"), which is a permitted transferee of SDI, and/or E.I. du Pont de Nemours and Company, a Delaware corporation ("Dupont"), any of whom shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of the Company's purchase of all of the issued and outstanding shares of common stock of DRC Holding Corp. pursuant to that certain Securities Purchase Agreement between the Company and Sterling Diagnostic Imaging, Inc. dated April 28, 1999 (the "Securities Purchase Agreement"), provided, however, that after the consummation of the transactions contemplated by the Securities Purchase Agreement, such Person, together with all Affiliates of such Person, shall be treated as any other holder of shares of Common Stock of the Company and shall no longer be entitled to the exclusion set forth in this clause (iv) after such time as such Person becomes the Beneficial Owner of less than 15% of the shares of Common Stock of the Company then outstanding."

     2. Reaffirmation of Rights Agreement. Except as specifically amended by this Amendment No. 3, the Rights Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the date first above written.

                              HOLOGIC, INC.

                              By:  /s/ Glenn P. Muir
                                   ------------------------------
                                   Glenn P. Muir, Treasurer and
                                    Chief Financial Officer


                              AMERICAN STOCK TRANSFER AND
                                   TRUST COMPANY

                              By:  /s/ Herbert J. Lemmer
                                   -------------------------------
                                   Herbert J. Lemmer
                                   Vice President